Exhibit 99.1

News Release

Newell Brands Announces Fourth Quarter and Full Year 2018 Results

Delivered Sequential Core Sales Improvement in All Segments

Completed Divestitures of Jostens and Pure Fishing

Repaid $2.6 Billion of Debt; Repurchased $1.0 Billion of Shares

HOBOKEN, NJ – February 15, 2019 – Newell Brands (NASDAQ: NWL) today announced its fourth quarter and full year 2018 financial results.

“Newell Brands’ fourth quarter results reflect solid progress as we continue to execute the Accelerated Transformation Plan (ATP) announced one year ago,” said Michael Polk, President and Chief Executive Officer of Newell Brands. “We were encouraged by the sequential improvement in core sales growth across all segments, the return to growth of our Learning & Development segment driven by building momentum on Writing, and solid margin expansion as a result of continued diligent cost management and pricing. We returned $1.1 billion to our shareholders through dividends and share repurchases and paid down $2.6 billion in debt during the quarter, exiting the year at our targeted leverage ratio. We’ve planned 2019 to be another year of significant portfolio and organization transformation. We intend to drive the ATP to completion in 2019, and despite the ongoing negative impact of retailer bankruptcies, foreign exchange, inflation and tariffs, we expect to stabilize and then reignite core sales growth, increase margins, and strengthen the operational and financial performance of the company.”

Fourth Quarter 2018 Executive Summary

•

Net sales from continuing operations were $2.3 billion, a decline of 6.0 percent compared with $2.5 billion in the prior year period, reflecting headwinds from the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange and a decline in core sales.

•

Core sales from continuing operations declined 1.2 percent from the prior year period. All segments posted improved core sales trends on a sequential basis, with the Learning & Development segment returning to growth. Three of four regions posted improved core sales growth trends on a sequential basis.

•	Reported operating margin was 0.8 percent compared with 5.7 percent in the prior year period. Normalized operating margin was 11.4 percent compared to 10.7 percent in the prior year period.

•

Reported diluted earnings per share for the total company were $0.46 compared with $3.38 in the prior year period. Reported diluted earnings per share from continuing operations were $0.36 versus $3.07 in the prior year period.

•

Normalized diluted earnings per share for the total company were $0.71, compared with $0.68 in the prior year period. Normalized diluted earnings per share from continuing operations were $0.47, compared with $0.28 in the prior year period.

•

Operating cash flow was $498 million compared with $990 million in the prior year period, with the difference attributable to the absence of the operating cash flow contribution from divested businesses, increased cash taxes and transaction-related costs, and a change in the timing of vendor payments relative to the prior year.

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•	Announced and completed divestitures of two businesses, Pure Fishing and Jostens, for combined after-tax proceeds of $2.5 billion.

•	Deployed $2.6 billion to debt repayment, $102 million to dividends and $996 million to share repurchases.

Fourth Quarter 2018 Operating Results

Net sales were $2.3 billion, compared to $2.5 billion in the prior year period, a 6.0 percent decline attributable to headwinds from the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange and a decline in core sales.

Reported gross margin was 34.7 percent compared with 32.7 percent in the prior year period, resulting from pricing, productivity, lower integration and restructuring costs and the impact of the new revenue recognition standard, which more than offset the headwinds from foreign exchange and inflation related to higher input costs, tariffs and transport costs. Normalized gross margin was 34.7 percent compared with 33.0 percent in the prior year period.

The company recorded a $157 million non-cash impairment charge from continuing operations primarily associated with intangible assets in certain acquired businesses. The impairment charge is attributable to the latest cash flow projections associated with these businesses.

Reported operating income was $17.8 million, or 0.8 percent of sales, compared with $142 million, or 5.7 percent of sales, in the prior year period, as improved gross margin and a reduction in overhead, integration and restructuring costs, were more than offset by the impact of the non-cash impairment charge and an increase in accrued incentive compensation. Normalized operating income was $268 million compared with $267 million in the prior year period. Normalized operating margin was 11.4 percent compared to 10.7 percent in the prior year period.

The company reported a tax benefit of $254 million compared with a benefit of $1.5 billion in the prior year period, with the difference primarily attributable to the absence of the $1.4 billion benefit from tax reform in 2017. The normalized tax rate was negative 30.0 percent, for a benefit of $49.5 million, compared with 3.7 percent, or a provision of $5.4 million, in the prior year period.

The company reported net income of $208 million compared with $1.7 billion in the prior year period, with the decline primarily attributable to the absence of the tax benefit recorded in 2017. Continuing operations posted net income of $164 million compared with $1.5 billion in the fourth quarter of last year. Discontinued operations generated net income of $44.3 million versus $154 million in the year-ago period. Reported diluted earnings per share for the total company were $0.46 compared with $3.38 in the prior year period. Reported diluted earnings per share from continuing operations were $0.36 versus $3.07 in the prior year period. Reported diluted earnings per share from discontinued operations were $0.10 compared with $0.31 in the prior year period.

Normalized net income for the total company was $321 million, or $0.71 per share, compared with $335 million, or $0.68 per share, in the prior year period. Normalized diluted earnings per share from continuing operations were $0.47, compared with $0.28 in the prior year period. Normalized diluted earnings per share from discontinued operations were $0.24 compared with $0.40 in the prior year period.

Operating cash flow was $498 million compared with $990 million in the prior year period, with the difference attributable to the absence of the operating cash flow contribution from divested businesses, increased cash taxes and transaction-related costs, and a change in the timing of vendor payments relative to the prior year.

A reconciliation of reported results to normalized results is included in the tables attached to this release.

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News Release

Fourth Quarter 2018 Operating Segment Results

The Learning & Development segment generated net sales of $707 million compared with $730 million in the prior year period, as strong core sales growth in Writing was more than offset by the negative impacts of unfavorable foreign exchange, the adoption of the new 2018 revenue recognition standard and a core sales decline for Baby related to the continued negative impact of the Toys ‘R’ Us bankruptcy. Core sales grew 1.7 percent as compared with the prior year period, a sequential improvement versus third quarter results. Reported operating income was $135 million compared with $97.8 million in the prior year period. Reported operating margin was 19.2 percent as compared with 13.4 percent in the prior year period. Normalized operating income was $139 million versus $103 million in the fourth quarter of last year. Normalized operating margin was 19.7 percent of sales compared with 14.0 percent in the prior year period.

The Food & Appliances segment generated net sales of $824 million compared with $888 million in the prior year period, primarily due to the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange, and a core sales decline of 1.7 percent as compared with the prior year period, largely attributable to reduced promotional activity in Food. The core sales trend represents a sequential improvement versus third quarter results. Reported operating loss was $19.3 million compared with operating income of $105 million in the prior year period, largely due to the negative impact of the non-cash impairment charge. Reported operating margin was negative 2.3 percent as compared with 11.8 percent in the prior year period. Normalized operating income was $96.5 million versus $116 million in the fourth quarter of last year. Normalized operating margin was 11.7 percent of sales compared with 13.0 percent in the prior year period.

The Home & Outdoor Living segment generated net sales of $809 million compared with $872 million in the prior year period, with the change primarily attributable to the adoption of the new 2018 revenue recognition standard, unfavorable foreign exchange and a core sales decline of 3.0 percent, largely driven by lost distribution for Coleman at a key U.S. retailer. These negative impacts were partially offset by strong growth from Connected Home & Security and a return to growth of Home Fragrance in Europe. The core sales trend represented a sequential improvement compared with third quarter results. Reported operating income was $45.5 million compared with $108 million in the prior year period, largely due to the negative impact of the non-cash impairment charge. Reported operating margin was 5.6 percent as compared with 12.4 percent in the prior year period. Normalized operating income was $110 million compared with $131 million in the prior year period. Normalized operating margin was 13.5 percent of sales compared with 15.0 percent in the fourth quarter of last year.

Full Year 2018 Results

Net sales for the full year ended December 31, 2018 were $8.6 billion, a decline of 9.6 percent compared with $9.6 billion in the prior year. Core sales declined 5.2 percent.

Reported gross margin was 34.9 percent, compared with 34.2 percent in the prior year. Normalized gross margin was 34.8 percent, in line with the prior year.

The company reported a full year 2018 operating loss of $7.8 billion compared with operating income of $386 million in the prior year. Reported operating margin was negative 90.7 percent compared with 4.0 percent in the prior year. Normalized operating income was $878 million compared with $1.1 billion in the prior year. Normalized operating margin was 10.2 percent compared with 11.1 percent in the prior year.

Reported net loss was $6.9 billion compared with net income of $2.7 billion in the prior year. Reported diluted loss per share was $14.60 compared with reported diluted earnings per share of $5.63 in the prior year. Normalized net income was $1.3 billion, approximately in line with the prior year. Normalized diluted earnings per share were $2.68 compared with $2.75 in the prior year.

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News Release

Operating cash flow was $680 million compared to $966 million in the prior year, reflecting taxes paid in 2018 related to gains from divested businesses, the absence of cash flow contributions from divested businesses and unfavorable working capital movements.

The company exited the year with a gross debt leverage ratio of 3.5x.

An explanation of how the gross debt leverage ratio is calculated and a related reconciliation as well as a reconciliation of reported results to normalized results is included in the tables attached to this release.

2019 Change to Normalization Practice

In 2019, the company will change its normalization practice. In addition to its GAAP results, the company has provided and will continue to provide certain non-GAAP financial measures, referred to as “normalized” measures, which provide investors supplementary information helpful in understanding the company’s underlying operating performance. To date, including the fourth quarter and full year results discussed in this earnings release, the company has excluded from these normalized results the cost of its Transformation Office, consisting of employees fully dedicated to executing the integration of the merger of Newell Rubbermaid and Jarden Corporation, and other internal and external costs associated with the integration and start-up of the combined organization such as advisory costs for process transformation and optimization initiatives. Beginning in 2019, the company will no longer exclude these costs from its normalized results, in recognition of the progress toward completion of the integration. It will continue to provide supplementary normalized measures which will exclude acquisition- and divestiture-related costs, debt repayment costs, restructuring and restructuring-related costs and certain other unusual or one-time costs.

The company’s outlook for the twelve months ending December 31, 2019 reflects this change, and in the interest of comparability, the company has provided an adjusted view of its 2018 normalized quarterly and annual results as they would have appeared had the change in normalization practice been in place in 2018. This adjusted information can be found in the appendix to this press release and in the Investors section of the company’s website, www.newellbrands.com.

Outlook for Full Year and First Quarter 2019

Full Year 2019 Outlook
Net Sales	$8.2 to $8.4 billion
Core Sales	Low single digit decline
Normalized Operating Margin	20 to 60 bps improvement
Total Company Normalized EPS	$1.50 to $1.65
Total Company Operating Cash Flow	$300 to $500 million

Q1 2019 Outlook
Net Sales	$1.66 to $1.70 billion
Core Sales	2% to 4% decline
Normalized Operating Margin	10 to 50 bps improvement
Total Company Normalized EPS	$0.04 to $0.08

The company’s net sales, core sales and normalized operating margin outlook reflects continuing operations only. Normalized earnings per share and operating cash flow guidance reflects the total company outlook. Core sales are calculated on a constant currency basis in line with industry practice and exclude the impacts of foreign exchange, acquisitions until their first anniversary, planned and completed divestitures and certain other items. Full year operating cash flow guidance assumes approximately $200 million in cash taxes and transaction costs related to divestitures and more than $200 million of restructuring and related cash costs.

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News Release

The company has presented forward-looking statements regarding core sales, normalized earnings per share for the total company and normalized operating margin on continuing operations. These non–GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company’s full-year 2019 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company’s actual results and preliminary financial data set forth above may be material.

Conference Call

The company’s fourth quarter 2018 earnings conference call will be held today, February 15, 2019, at 9:00 a.m. ET. A link to the webcast is provided under News & Events in the Investors section of Newell Brands’ website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures, retail store openings and closings, certain market exits, changes in foreign exchange and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018, from year-over-year comparisons. The effect of changes in foreign exchange on 2018 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2018 reported sales and the constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the

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News Release

extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions, advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Marmot®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Nancy O’Donnell	Claire-Aude Staraci
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	claireaude.staraci@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

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•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	our ability to remediate the material weakness in our internal control over financial reporting and maintain effective internal control reporting

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate our transformation plan and to execute our divestitures of the remaining assets held for sale;

•	our ability to complete planned acquisitions and divestitures, to integrate acquisitions and to offset unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including foreign exchange fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems, networks, processes or related controls or those of our service providers;

•	the impact of United States and foreign regulations on our operations, including the impacts of tariffs and environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended December 31,			For the twelve months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net sales	$2,340.6	$2,489.2	(6.0)%	$8,630.9	$9,552.0	(9.6)%
Cost of products sold	1,528.9	1,675.4		5,622.1	6,289.0

GROSS PROFIT	811.7	813.8	(0.3)%	3,008.8	3,263.0	(7.8)%
% of sales	34.7%	32.7%		34.9%	34.2%
Selling, general and administrative expenses	619.2	652.9	(5.2)%	2,434.8	2,705.6	(10.0)%
	26.5%	26.2%		28.2%	28.3%
Restructuring costs, net	18.0	19.2		80.5	87.6
Impairment of goodwill, intangibles and other assets	156.7	—		8,322.0	84.3

OPERATING INCOME (LOSS)	17.8	141.7	(87.4)%	(7,828.5)	385.5	NM
% of sales	0.8%	5.7%		(90.7)%	4.0%
Nonoperating expenses:
Interest expense, net	104.1	116.1		446.3	469.1
Loss on extinguishment of debt	4.1	—		4.1	32.3
Other (income) expense, net	(0.5)	5.6		(11.2)	(708.3)

	107.7	121.7		439.2	(206.9)

INCOME (LOSS) BEFORE INCOME TAXES	(89.9)	20.0	(549.5)%	(8,267.7)	592.4	NM

% of sales	(3.8)%	0.8%		(95.8)%	6.2%
Income tax benefit	(253.7)	(1,478.8)		(1,505.1)	(1,578.4)
Effective rate	282.2%	(7,394.0)%		18.2%	(266.4)%

INCOME (LOSS) FROM CONTINUING OPERATIONS	163.8	1,498.8	(89.1)%	(6,762.6)	2,170.8	(411.5)%

% of sales	7.0%	60.2%		(78.4)%	22.7%
Income (loss) from discontinued operations, net of tax	44.3	154.1		(155.3)	578.0

NET INCOME (LOSS)	$208.1	$1,652.9	(87.4)%	$(6,917.9)	$2,748.8	(351.7)%

% of sales	8.9%	66.4%		(80.2)%	28.8%
Weighted average common shares outstanding:
Basic	451.5	488.1		473.7	486.7
Diluted	451.8	488.8		473.7	488.0
Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.36	$3.07		$(14.27)	$4.46
Income (loss) from discontinued operations	0.10	0.32		(0.33)	1.19

NET INCOME (LOSS)	$0.46	$3.39	(86.4)%	$(14.60)	$5.65	(358.4)%
Diluted:
Income (loss) from continuing operations	$0.36	$3.07		$(14.27)	$4.45
Income (loss) from discontinued operations	0.10	0.31		(0.33)	1.18

NET INCOME (LOSS)	$0.46	$3.38	(86.4)%	$(14.60)	$5.63	(359.3)%
Dividends per share	$0.23	$0.23		$0.92	$0.88

*	NM - NOT MEANINGFUL

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At December 31, 2018	At December 31, 2017
Assets
Current assets
Cash and cash equivalents	$495.7	$485.7
Accounts receivable, net	1,850.7	1,879.3
Inventories, net	1,583.1	1,662.4
Prepaid expenses and other current assets	278.0	327.9
Current assets held for sale	3,541.3	5,549.3

Total current assets	7,748.8	9,904.6
Property, plant and equipment, net	925.6	972.4
Goodwill	2,970.2	6,873.0
Other intangible assets, net	5,579.6	10,199.6
Deferred income taxes	165.2	144.8
Noncurrent assets held for sale	—	4,663.3
Other assets	327.0	377.8

TOTAL ASSETS	$17,716.4	$33,135.5

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,019.5	$1,226.8
Accrued compensation	159.1	85.9
Other accrued liabilities	1,182.3	1,271.9
Short-term debt and current portion of long-term debt	318.7	661.8
Current liabilities held for sale	650.4	1,178.3

Total current liabilities	3,330.0	4,424.7
Long-term debt	6,696.3	9,889.2
Deferred income taxes	1,041.8	2,552.7
Noncurrent liabilities held for sale	—	725.5
Other noncurrent liabilities	1,370.5	1,362.1

Total liabilities	$12,438.6	$18,954.2

Stockholders’ equity
Total stockholders’ equity attributable to parent	5,243.0	14,144.7
Total stockholders’ equity attributable to non-controlling interests	34.8	36.6

Total stockholders’ equity	$5,277.8	$14,181.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,716.4	$33,135.5

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the twelve months ended December 31,
	2018	2017
Operating Activities
Net income (loss)	$(6,917.9)	$2,748.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	433.9	635.6
Impairment of goodwill, intangibles and other assets	9,789.5	85.0
Gain from sale of businesses, net	(832.9)	(713.0)
Gain on extinguishment of debt	(6.3)	(1.9)
Deferred income taxes	(1,597.9)	(1,781.8)
Stock based compensation expense	75.7	70.9
Other, net	4.2	8.6
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	161.7	288.7
Inventories	125.7	(350.4)
Accounts payable	(309.3)	211.0
Accrued liabilities and other	(246.4)	(235.3)

Net cash provided by operating activities	$680.0	$966.2
Investing Activities
Proceeds from sale of divested businesses	5,133.3	2,106.9
Acquisitions and acquisition-related activities	—	(634.3)
Capital expenditures	(384.4)	(406.2)
Other investing activities	58.5	12.1

Net cash provided by investing activities	$4,807.4	$1,078.5
Financing Activities
Net short term borrowings	(903.5)	111.8
Payments on long-term debt	(2,579.9)	(1,512.2)
Debt issuance and extinguishment costs	(10.4)	(34.2)
Repurchase and retirement of shares of common stock	(1,507.3)	(152.4)
Cash dividends	(434.6)	(428.6)
Payments to dissenting shareholders	—	(161.6)
Option proceeds net of repurchase of restricted shares for vesting and other, net	(18.8)	(18.6)

Net cash used in financing activities	$(5,454.5)	$(2,195.8)
Exchange rate effect on cash and cash equivalents	(22.9)	49.3

Increase (decrease) in cash and cash equivalents	10.0	(101.8)
Cash and cash equivalents at beginning of period	485.7	587.5

Cash and cash equivalents at end of period	$495.7	$485.7

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended December 31, 2018
	GAAP Measure		Acquisition	Transaction		Other	Loss on	Net gain/(loss)		Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	extinguishment	on sale			Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of debt [6]	of business [7]	Tax items [8]	Normalized*	of Sales
Cost of products sold	$1,528.9	$(1.4)	$—	$—	$—	$1.3	$—	$—	$—	$1,528.8	65.3%
Gross profit	811.7	1.4	—	—	—	(1.3)	—	—	—	811.8	34.7%
Selling, general and administrative expenses	619.2	(28.0)	(32.5)	(2.5)	(11.0)	(1.2)	—	—	—	544.0	23.2%
Restructuring costs	18.0	(18.0)	—	—	—	—	—	—	—	—
Impairment charges	156.7	—	(156.7)	—	—	—	—	—	—	—
Operating income (loss)	17.8	47.4	189.2	2.5	11.0	(0.1)	—	—	—	267.8	11.4%
Non-operating (income) expenses	107.7	—	—	—	—	(0.6)	(4.1)	—	—	103.0
Income (loss) before income taxes	(89.9)	47.4	189.2	2.5	11.0	0.5	4.1	—	—	164.8
Income taxes [9]	(253.7)	61.3	85.8	5.0	5.2	2.0	1.0	—	43.9	(49.5)
Net income (loss) from continuing operations	163.8	(13.9)	103.4	(2.5)	5.8	(1.5)	3.1	—	(43.9)	214.3
Income (loss) from discontinued operations, net of tax	44.3	1.1	326.6	—	15.2	(0.1)	—	(248.8)	(31.5)	106.8
Net income (loss)	$208.1	$(12.8)	$430.0	$(2.5)	$21.0	$(1.6)	$3.1	$(248.8)	$(75.4)	$321.1
Diluted earnings per share**	$0.46	$(0.03)	$0.95	$—	$0.05	$—	$0.01	$(0.55)	$(0.17)	$0.71

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 451.8 million shares for the three months ended December 31, 2018.

Totals may not add due to rounding.

[1]

During the three months ended December 31, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $49.5 million ($2.1 million of which is reported in discontinued operations), including $19.7 million of restructuring costs ($1.7 million of which is reported in discontinued operations).

[2]

During the three months ended December 31, 2018, the Company incurred acquisition amortization costs of $32.5 million. During the three months ended December 31, 2018, the Company recognized impairment charges of $541.4 million ($149.9 million related to goodwill, $389.5 million to other intangible assets, $2.0 million for other assets), $384.7 million was reported in discontinued operations, primarily related to businesses held for sale.

[3]	During the three months ended December 31, 2018, the Company recognized transaction and related costs of $2.5 million.
[4]

During the three months ended December 31, 2018, the Company recognized $32.1 million of costs ($21.1 million of which were reported in discontinued operations) primarily related to the divestitures of Jostens, Fishing and the planned divestitures of Gaming, Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the three months ended December 31, 2018, the Company recorded $1.3 million, net of recoveries, for fire-related losses in the Writing business; $1.2 million of consulting costs for accounting standard adoption, and $0.6 million of pension settlement costs.

[6]

During the three months ended December 31, 2018, the Company incurred $4.1 million of debt extinguishment costs, net, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value.

[7]

During the three months ended December 31, 2018, the Company recognized a $343.6 million net gain primarily, related to the sale of the Jostens (loss of $32.1 million) and Fishing businesses (gain of $371.6 million).

[8]

During the three months ended December 31, 2018, the Company recognized deferred taxes in continuing operations primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate, while the amounts in discontinued operations relate to the difference between the book and tax basis in the Fishing, Jostens, Gaming and Process Solutions businesses divested and held for sale.

[9]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2018
	GAAP Measure		Acquisition	Transaction		Other	Loss on	Net gain/ (loss)		Non-GAAP Measure
	Reported	Integration costs [1]	amortization costs [2]	and related costs [3]	Divestiture costs [4]	non-recurring items [5]	extinguishment of debt [6]	on sale of business [7]	Tax items [8]	Normalized*	Percentage of Sales
Cost of products sold	$5,622.1	$(4.4)	$—	$—	$—	$10.5	$—	$—	$—	$5,628.2	65.2%
Gross profit	3,008.8	4.4	—	—	—	(10.5)	—	—	—	3,002.7	34.8%
Selling, general and administrative expenses	2,434.8	(99.5)	(131.4)	(15.4)	(18.2)	(45.2)	—	—	—	2,125.1	24.6%
Restructuring costs	80.5	(80.5)	—	—	—	—	—	—	—	—
Impairment charges	8,322.0	—	(8,322.0)	—	—	—	—	—	—	—
Operating income (loss)	(7,828.5)	184.4	8,453.4	15.4	18.2	34.7	—	—	—	877.6	10.2%
Non-operating (income) expenses	439.2	—	—	—	—	10.0	(4.1)	0.6	—	445.7
Income (loss) before income taxes	(8,267.7)	184.4	8,453.4	15.4	18.2	24.7	4.1	(0.6)	—	431.9
Income taxes [9]	(1,505.1)	51.3	1,210.0	4.5	4.5	6.3	1.0	5.5	46.4	(175.6)
Net income (loss) from continuing operations	(6,762.6)	133.1	7,243.4	10.9	13.7	18.4	3.1	(6.1)	(46.4)	607.5
Income (loss) from discontinued operations, net of tax	(155.3)	16.8	1,432.0	—	43.3	0.3	—	(674.6)	—	662.5
Net income (loss)	$(6,917.9)	$149.9	$8,675.4	$10.9	$57.0	$18.7	$3.1	$(680.7)	$(46.4)	$1,270.0
Diluted earnings per share**	$(14.60)	$0.32	$18.29	$0.02	$0.12	$0.04	$0.01	$(1.44)	$(0.10)	$2.68

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 474.3 million shares for the twelve months ended December 31, 2018.

Totals may not add due to rounding.

[1]

During the twelve months ended December 31, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $205.9 million ($21.5 million of which is reported in discontinued operations), including $90.0 million of restructuring costs ($9.5 million of which is reported in discontinued operations).

[2]

During the twelve months ended December 31, 2018, the Company incurred acquisition amortization costs of $172.3 million ($40.9 million of which is reported in discontinued operations). During the twelve months ended December 31, 2018, the Company recognized impairment charges of $9.8 billion ($5.1 billion related to goodwill, $4.7 billion related to other intangible assets and $41.1 million, primarily related to Home Fragrance fixed assets impairments), of which $1.5 billion was reported in discontinued operations primarily related to goodwill impairment attributable to businesses held for sale.

[3]	During the twelve months ended December 31, 2018, the Company recognized transaction and related costs of $15.4 million.
[4]

During the twelve months ended December 31, 2018, the Company recognized $69.0 million of costs ($50.8 million of which is reported in discontinued operations) primarily related to the divestitures of Waddington, Team Sports, Jostens, Fishing, and Goody along with the planned divestitures of Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the twelve months ended December 31, 2018, the Company recorded $10.5 million, net of recoveries, for fire-related losses in the Writing business; $25.5 million of bad debt related to a customer in the Baby business; $16.7 million of costs related to the proxy contest, $3.0 million of consulting costs for accounting standard adoption, $11.3 million gain on legacy Jarden investment, and $1.6 million of pension settlement costs ($0.3 million of which is reported in discontinued operations).

[6]

During the twelve months ended December 31, 2018, the Company incurred $4.1 million of debt extinguishment costs, net, consisting of non-cash write-offs of $46.6 million of deferred debt issue costs and $5.2 million of fees, partially offset by $47.7 million non-cash settlement gains for payoff of debt below its carrying value.

[7]

During the twelve months ended December 31, 2018, the Company recognized a gain of $599.0 million related to the sale of the Waddington business, gain of $20.3 million related to the sale of Goody, gain of $371.6 million related to the sale of Pure Fishing business, gain of $1.2 million related to a sale of a small subsidiary, loss of $127.7 million related to the sale of the Rawlings business, loss of $32.1 million related to the sale of the Jostens business, and $0.6 million gain on working capital adjustment related to the sale of the Tools business.

[8]

During the twelve months ended December 31, 2018, the Company recognized deferred taxes in continuing operations primarily related to statutory rate changes and adjustments to the Company’s 2017 transition tax estimate, while the amounts in discontinued operations relate to the difference between the book and tax basis in the Goody, Jostens, Fishing, Gaming and Process Solutions businesses divested and held for sale.

[9]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended December 31, 2017
	GAAP Measure	Project		Acquisition and	Acquisition	Transaction		Other			Non-GAAP Measure
	Reported	Renewal costs [1]	Inventory step up [2]	integration costs [3]	amortization costs [4]	and related costs [5]	Divestiture costs [6]	non-recurring items [7]	Gain on sale [8]	Non-recurring tax items [9]	Normalized*	Percentage of Sales
Cost of products sold	$1,675.4	$(0.4)	$(2.4)	$(5.2)	$(2.9)	$—	$—	$3.6	$—	$—	$1,668.1	67.0%
Gross profit	813.8	0.4	2.4	5.2	2.9	—	—	(3.6)	—	—	821.1	33.0%
Selling, general and administrative expenses	652.9	(4.1)	—	(55.4)	(29.1)	(7.1)	(2.5)	(0.2)	—	—	554.5	22.3%
Restructuring costs	19.2	(1.7)	—	(17.5)	—	—	—	—	—	—	—
Impairment charges	—	—	—	—	—	—	—	—	—	—	—
Operating income	141.7	6.2	2.4	78.1	32.0	7.1	2.5	(3.4)	—	—	266.6	10.7%
Non-operating (income) expenses	121.7	—	—	2.4	—	—	—	—	(1.9)	—	122.2
Income (loss) before income taxes	20.0	6.2	2.4	75.7	32.0	7.1	2.5	(3.4)	1.9	—	144.4
Income taxes [10]	(1,478.8)	2.9	1.0	6.0	58.1	2.7	1.7	1.1	(18.8)	1,429.5	5.4
Net income (loss) from continuing operations	1,498.8	3.3	1.4	69.7	(26.1)	4.4	0.8	(4.5)	20.7	(1,429.5)	139.0
Income (loss) from discontinued operations, net of tax	154.1	—	—	14.5	29.0	—	—	—	(1.8)	—	195.8
Net income (loss)	$1,652.9	$3.3	$1.4	$84.2	$2.9	$4.4	$0.8	$(4.5)	$18.9	$(1,429.5)	$334.8
Diluted earnings per share**	$3.38	$0.01	$—	$0.17	$0.01	$0.01	$—	$(0.01)	$0.04	$(2.92)	$0.68

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

Costs associated with Project Renewal during the three months ended December 31, 2017 include $4.5 million of project-related costs and $1.7 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.

[2]	During the three months ended December 31, 2017, the Company recognized $2.4 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake® acquisition.
[3]

During the three months ended December 31, 2017, the Company incurred costs primarily associated with the Jarden integration of $95.1 million of costs ($19.4 million of which is reported in discontinued operations), including $28.0 million of restructuring costs ($10.5 million of which is reported in discontinued operations).

[4]	During the three months ended December 31, 2017, the Company incurred acquisition amortization costs of $68.6 million ($36.6 million of which are reported in discontinued operations).
[5]	During the three months ended December 31, 2017, the Company recognized $7.1 million of transaction and related costs, primarily associated with the Sistema® and Chesapeake® acquisitions.
[6]	During the three months ended December 31, 2017, the Company recognized $2.5 million of transaction and related costs primarily associated with the divestiture of the Winter Sports business.
[7]

During the three months ended December 31, 2017, the Company reversed $(3.6) million for recoveries of fire-related net of losses and costs, in the Writing business; $(2.0) million of reversal of previously recognized bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption.

[8]

During the three months ended December 31, 2017, the Company recognized net gains of $0.7 million ($2.6 million of which is reported in discontinued operations) related to sale of businesses and $18.8M of tax expense related to the refinement of estimated taxes on sale of businesses and the impact of tax reform.

[9]

During the three months ended December 31, 2017, the Company recognized a benefit of approximately $1.4 billion related to tax reform due to the revaluation of it’s deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings.

[10]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item is excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the twelve months ended December 31, 2017
	GAAP Measure	Project		Acquisition and	Acquisition	Transaction		Other	Loss on			Non-GAAP Measure
		Renewal	Inventory	integration	amortization	and	Divestiture	non-recurring	extinguishment	Gain	Non-recurring		Percentage
	Reported	costs [1]	step up [2]	costs [3]	costs [4]	related costs [5]	costs [6]	items [7]	of debt [8]	on sale [9]	tax items [10]	Normalized*	of Sales
Cost of products sold	$6,289.0	$(2.6)	$(10.7)	$(17.8)	$(11.5)	$—	$—	$(14.6)	$—	$—	$—	$6,231.8	65.2%
Gross profit	3,263.0	2.6	10.7	17.8	11.5	—	—	14.6	—	—	—	3,320.2	34.8%
Selling, general and administrative expenses	2,705.6	(12.5)	—	(222.8)	(129.7)	(27.4)	(34.9)	(15.2)	—	—	—	2,263.1	23.7%
Restructuring costs	87.6	(19.4)	—	(68.2)	—	—	—	—	—	—	—	—
Impairment charges	84.3	—	—	—	(84.3)	—	—	—	—	—	—	—
Operating income	385.5	34.5	10.7	308.8	225.5	27.4	34.9	29.8	—	—	—	1,057.1	11.1%
Non-operating (income) expenses	(206.9)	—	—	2.4	—	(2.0)	—	—	(32.3)	710.4	—	471.6
Income (loss) before income taxes	592.4	34.5	10.7	306.4	225.5	29.4	34.9	29.8	32.3	(710.4)	—	585.5
Income taxes [11]	(1,578.4)	12.7	3.9	86.3	124.4	10.2	12.8	10.9	10.4	(166.1)	1,429.5	(43.4)
Net income (loss) from continuing operations	2,170.8	21.8	6.8	220.1	101.1	19.2	22.1	18.9	21.9	(544.3)	(1,429.5)	628.9
Income (loss) from discontinued operations, net of tax	578.0	—	—	36.3	99.8	—	—	—	—	(1.8)	—	712.3
Net income (loss)	$2,748.8	$21.8	$6.8	$256.4	$200.9	$19.2	$22.1	$18.9	$21.9	$(546.1)	$(1,429.5)	$1,341.2
Diluted earnings per share**	$5.63	$0.03	$0.01	$0.53	$0.41	$0.04	$0.05	$0.04	$0.04	$(1.12)	$(2.93)	$2.75

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

Costs associated with Project Renewal during the twelve months ended December 31, 2017 include $15.1 million of project-related costs and $19.4 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other related costs.

[2]

During the twelve months ended December 31, 2017, the Company recognized $10.7 million of non-cash charges related to the fair value step up of inventory related to the Chesapeake®, Sistema® and WoodWick® (Smith Mountain Industries) acquisitions.

[3]

During the twelve months ended December 31, 2017, the Company incurred costs primarily associated with the Jarden integration of $359.0 million ($52.6 million of which is reported in discontinued operations), including $92.5 million of restructuring costs ($24.3 million of which is reported in discontinued operations).

[4]

During the twelve months ended December 31, 2017, the Company incurred acquisition amortization costs of $284.9 million ($143.7 million of which is reported in discontinued operations). During the twelve months ended December 31, 2017, the Company recognized $85.0 million of impairment charges ($0.7 million of which are reported in discontinued operations), primarily associated with assets of the Winter Sports and Fire building.

[5]

During the twelve months ended December 31, 2017, the Company recognized $29.4 million of transaction and related costs, which includes $2.0 million of hedge loss associated with the Sistema® acquisition.

[6]

During the twelve months ended December 31, 2017, the Company recognized $34.9 million of costs primarily associated with the divestiture of the Tools business (excluding Dymo® industrial labeling) and Winter Sports business.

[7]

During the twelve months ended December 31, 2017, the Company incurred $14.6 million of fire-related losses and costs, net of recoveries, in the Writing business and $13.0 million of bad debt related to a customer in the Baby business; and $2.2 million of consulting expenses for new accounting standards adoption.

[8]

During the twelve months ended December 31, 2017, the Company incurred a $32.3 million loss related to the extinguishment of debt, consisting of a make-whole payment of $34.2 million and fees, partially offset by $1.9 million of non-cash write-offs.

[9]

During the twelve months ended December 31, 2017, the Company recognized $713.0 million of net gains ($2.6 million of which is reported in discontinued operations) related to the sale of businesses, primarily Tools and Winter Sports. During the twelve months ended December 31, 2017, the Company recognized $166.1 million of deferred tax expense related to the difference between the book and tax basis on the sale of the Winter Sports business.

[10]

During the twelve months ended December 31, 2017, the Company recognized a benefit of approximately $1.4 billion related to tax reform due to the revaluation of it’s deferred tax liabilities for the change in the U.S. tax rate from 35% to 21%; $195.0 million of tax expense related to the mandatory repatriation tax ; and $87.2 million of tax benefit to reverse the Company’s APB 23 liability on historical Jarden earnings.

[11]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Financial Worksheet - Segment Reporting

For the three and twelve months ended December 31, 2018 and 2017 in Millions

	For the three months ended December 31, 2018						For the three months ended December 31, 2017						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
FOOD AND APPLIANCES	823.6	(19.3)	(2.3)%	115.8	96.5	11.7%	887.9	105.2	11.8%	10.5	115.7	13.0%	(64.3)	(7.2)%	(19.2)	(16.6)%
HOME AND OUTDOOR LIVING	808.8	45.5	5.6%	64.0	109.5	13.5%	871.6	108.4	12.4%	22.1	130.5	15.0%	(62.8)	(7.2)%	(21.0)	(16.1)%
LEARNING AND DEVELOPMENT	706.7	135.4	19.2%	3.7	139.1	19.7%	729.7	97.8	13.4%	4.7	102.5	14.0%	(23.0)	(3.2)%	36.6	35.7%
OTHER	1.5	0.4	26.7%	(0.1)	0.3	20.0%	—	0.9	—%	(1.5)	(0.6)	—%	1.5	—%	0.9	150.0%
RESTRUCTURING	—	(18.0)	—%	18.0	—	—%	—	(19.2)	—%	19.2	—	—%	—	—%	—	—%
CORPORATE	—	(126.2)	—%	48.6	(77.6)	—%	—	(151.4)	—%	69.9	(81.5)	—%	—	—%	3.9	4.8%

	$2,340.6	$17.8	0.8%	$250.0	$267.8	11.4%	$2,489.2	$141.7	5.7%	$124.9	$266.6	10.7%	$(148.6)	(6.0)%	$1.2	0.5%

	For the twelve months ended December 31, 2018						For the twelve months ended December 31, 2017						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items	Income	Margin	Net Sales	Income	Margin	Items	Income	Margin	$	%	$	%
FOOD AND APPLIANCES	2,699.1	(3,290.0)	(121.9)%	3,555.5	265.5	9.8%	2,921.1	311.1	10.7%	47.6	358.7	12.3%	(222.0)	(7.6)%	(93.2)	(26.0)%
HOME AND OUTDOOR LIVING	2,946.7	(4,237.7)	(143.8)%	4,509.5	271.8	9.2%	3,114.1	274.0	8.8%	75.1	349.1	11.2%	(167.4)	(5.4)%	(77.3)	(22.1)%
LEARNING AND DEVELOPMENT	2,981.6	237.9	8.0%	397.0	634.9	21.3%	3,269.1	540.4	16.5%	63.4	603.8	18.5%	(287.5)	(8.8)%	31.1	5.2%
OTHER	3.5	3.8	108.6%	(0.7)	3.1	88.6%	247.7	(89.5)	(36.1)%	91.3	1.8	0.7%	(244.2)	(98.6)%	1.3	72.2%
RESTRUCTURING	—	(80.5)	—%	80.5	—	—%	—	(87.6)	—%	87.6	—	—%	—	—%	—	—%
CORPORATE	—	(462.0)	—%	164.3	(297.7)	—%	—	(562.9)	—%	306.6	(256.3)	—%	—	—%	(41.4)	(16.2)%

	$8,630.9	$(7,828.5)	(90.7)%	$8,706.1	$877.6	10.2%	$9,552.0	$385.5	4.0%	$671.6	$1,057.1	11.1%	$(921.1)	(9.6)%	$(179.5)	(17.0)%

[1]

The three months ended December 31, 2018 excluded items consists of $47.4 million of costs primarily associated with the Accelerated Transformation Plan, $18.0 million of which was charged to restructuring; $2.5 million of transaction and related costs; $11.0 million of divestiture costs; $(1.3) million net of recoveries for fire-related losses in the Writing business; $1.2 million of consulting for accounting standard adoptions; $32.5 million of acquisition amortization costs and $156.7 million of impairment charges primarily related to goodwill, tradenames and customer relationships.

[2]

The three months ended December 31, 2017 excluded items consist of $6.2 million of costs associated with Project Renewal ($1.7 million of which was charged to restructuring); $78.1 million primarily related to the Jarden integration ($17.5 million of which was charged to restructuring); $2.4 million of costs related to the fair value step-up of inventory related to the Chesapeake® acquisition; $7.1 million of transaction costs primarily related to the Sistema® and Chesapeake® acquisitions; $2.5 million of costs primarily related to the divestiture of the Winter Sports business; $(3.6) million of fire-related losses net of recoveries in the Writing business; $(2.0) million reversal of previously recognized bad debt related to a customer in the Baby business; $2.2 million of consulting expenses for new accounting standards adoption and $32.0 million of amortization of acquisition-related intangible assets.

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2018 AND 2017

										in Millions
	December 31, 2018					December 31, 2017
	2018 Net Sales	Acquisitions and Divestitures,	Net Sales	Currency Impact	2018	2017 Net Sales	Divestitures and Other, Net	ASC 606 Revenue Recognition	2017	Increase (Decrease) Core Sales
	(REPORTED)	Net [1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
FOOD AND APPLIANCES	823.6	—	823.6	20.1	843.7	887.9	(0.1)	(29.1)	858.7	(15.0)	(1.7)%
HOME AND OUTDOOR LIVING	808.8	(0.7)	808.1	9.3	817.4	871.6	(13.5)	(15.2)	842.9	(25.5)	(3.0)%
LEARNING AND DEVELOPMENT	706.7	(0.8)	705.9	13.3	719.2	729.7	(7.9)	(14.8)	707.0	12.2	1.7%
OTHER	1.5	(1.5)	—	—	—	—	—	—	—	—	—%

TOTAL COMPANY	$2,340.6	$(3.0)	$2,337.6	$42.7	$2,380.3	$2,489.2	$(21.5)	$(59.1)	$2,408.6	$(28.3)	(1.2)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)
	December 31, 2018					December 31, 2017
	2018 Net Sales	Acquisitions and Divestitures,	Net Sales	Currency Impact	2018	2017 Net Sales	Divestitures and Other, Net	ASC 606 Revenue Recognition Adjustments	2017	Increase (Decrease) Core Sales
	(REPORTED)	Net [1] [2]	Base Business	[3]	Core Sales	[4]	[1]	[3]	Core Sales	$	%
NORTH AMERICA	1,703.4	(2.0)	1,701.4	4.1	1,705.5	1,803.4	(4.9)	(51.2)	1,747.3	(41.8)	(2.4)%
EUROPE, MIDDLE EAST, AFRICA	278.4	(0.4)	278.0	9.7	287.7	302.7	(8.7)	(4.6)	289.4	(1.7)	(0.6)%
LATIN AMERICA	198.0	(0.1)	197.9	22.8	220.7	207.0	0.1	(3.7)	203.4	17.3	8.5%
ASIA PACIFIC	160.8	(0.5)	160.3	6.1	166.4	176.1	(8.0)	0.4	168.5	(2.1)	(1.2)%

TOTAL COMPANY	$2,340.6	$(3.0)	$2,337.6	$42.7	$2,380.3	$2,489.2	$(21.5)	$(59.1)	$2,408.6	$(28.3)	(1.2)%

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[1]

Divestitures include actual divestitures of two winter sports units, Völkl® and K2® products and a remaining portion of the Rubbermaid® Consumer Storage business; the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018; the transition of regional sales to a licensing arrangement for Graco® within the European region and the removal of specialized writing sales associated with the Bond® brand in anticipation of closing the business.

[2]

Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, comprised primarily of Chesapeake® Bay Candle. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance and the Outdoor and Recreation businesses in the Home and Outdoor Living segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

[3]

“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[4]

The Company has revised the classification of certain items, principally related to customer supply chain related payments, formerly included in costs of goods sold. The impact to net sales for the three months ended December 31, 2017 was a decrease of $9.5 million.

[5]

Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance—ASC 606.

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017

										in Millions
	December 31, 2018					December 31, 2017
	2018 Net Sales	Acquisitions and Divestitures,	Net Sales	Currency Impact	2018	2017 Net Sales	Divestitures and Other, Net	ASC 606 Revenue Recognition	2017	Increase (Decrease) Core Sales
	(REPORTED)	Net [1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
FOOD AND APPLIANCES	2,699.1	(30.8)	2,668.3	32.6	2,700.9	2,921.1	(2.9)	(105.7)	2,812.5	(111.6)	(4.0)%
HOME AND OUTDOOR LIVING	2,946.7	(65.3)	2,881.4	(14.0)	2,867.4	3,114.1	(44.5)	(65.1)	3,004.5	(137.1)	(4.6)%
LEARNING AND DEVELOPMENT	2,981.6	(3.3)	2,978.3	(1.6)	2,976.7	3,269.1	(16.3)	(53.3)	3,199.5	(222.8)	(7.0)%
OTHER	3.5	(3.5)	—	—	—	247.7	(245.6)	(2.5)	(0.4)	0.4	(100.0)%

TOTAL COMPANY	$8,630.9	$(102.9)	$8,528.0	$17.0	$8,545.0	$9,552.0	$(309.3)	$(226.6)	$9,016.1	$(471.1)	(5.2)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)
	December 31, 2018					December 31, 2017
	2018 Net Sales	Acquisitions and Divestitures,	Net Sales	Currency Impact	2018	2017 Net Sales	Divestitures and Other, Net	ASC 606 Revenue Recognition Adjustments	2017	Increase (Decrease) Core Sales
	(REPORTED)	Net [1] [2]	Base Business	[3]	Core Sales	[4]	[1]	Adjustments [3]	Core Sales	$	%
NORTH AMERICA	6,202.4	(62.8)	6,139.6	0.4	6,140.0	6,936.4	(175.7)	(190.6)	6,570.1	(430.1)	(6.5)%
EUROPE, MIDDLE EAST, AFRICA	1,096.1	(13.2)	1,082.9	(37.8)	1,045.1	1,215.6	(79.7)	(15.7)	1,120.2	(75.1)	(6.7)%
LATIN AMERICA	647.8	(0.1)	647.7	50.8	698.5	679.7	(8.9)	(12.0)	658.8	39.7	6.0%
ASIA PACIFIC	684.6	(26.8)	657.8	3.6	661.4	720.3	(45.0)	(8.3)	667.0	(5.6)	(0.8)%

TOTAL COMPANY	$8,630.9	$(102.9)	$8,528.0	$17.0	$8,545.0	$9,552.0	$(309.3)	$(226.6)	$9,016.1	$(471.1)	(5.2)%

“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Increases/(Decreases) excludes the impact of currency, acquisitions and divestitures.

[1]

Divestitures include actual divestitures of Tools (excluding Dymo Industrial Labelling) in the first quarter of 2017; Fire Building, Lehigh® and Teutonia® businesses in the second quarter of 2017; two winter sports units, Völkl® and K2® products and a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017; the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018; the transition of regional sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018 and the removal of specialized writing sales associated with the Bond® brand in anticipation of closing the business.

[2]

Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, comprised of Chesapeake® Bay Candle and Sistema®. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance and the Outdoor and Recreation businesses in the Home and Outdoor Living segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.

[3]

“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[4]

The Company has revised the classification of certain items, principally related to customer supply chain related payments, formerly included in costs of goods sold. The impact to net sales for the twelve months ended December 31, 2017 was a decrease of $40.1 million.

[5]

Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance—ASC 606.

NEWELL BRANDS INC.

Reconciliation of Non-GAAP Measures

in Millions

Reconciliation of Net Debt and Adjusted EBITDA:

As Reported
At December 31, 2018
NET DEBT RECONCILIATION:
Short term debt and current portion of long term debt	$318.7
Long term debt	6,696.3

Gross debt	7,015.0
Less: Cash and cash equivalents	495.7

NET DEBT	$6,519.3

EBITDA RECONCILIATION:
Net Income (loss)	(6,917.9)
Income tax provision (benefit)	(1,242.0)
Interest expense, net	446.3
Loss on extinguishment of debt	4.1
Depreciation and amortization	433.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	(7,275.6)
Impairment charges	9,789.5
Restructuring costs, net	90.0
Integration costs	115.9
Transaction and related costs	15.4
Divestiture costs	69.0
Other non-recurring costs	25.0
Net gain (loss) on sale of business	(832.9)

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$1,996.3

GROSS DEBT TO ADJUSTED EBITDA RATIO	3.5

The Company defines net debt as total debt less the total of cash, cash equivalents and current and long term marketable securities.

The Company believes net debt is meaningful to investors as it considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

The Company defines Leverage Ratio as Gross Debt divided by Adjusted EBITDA.

The Company’s debt has certain financial covenants such as a debt to equity ratio and interest coverage ratio; however, the Gross Debt Leverage ratio is a ratio used by management and is not prescribed in the Company’s debt covenants.

NEWELL BRANDS INC.

Reconciliation of Non-GAAP Measures

Core Sales Outlook

	For the Three Months Ending March 31, 2019
Estimated Net Sales Change (GAAP)	-6%	to	-8%
Add: Unfavorable Foreign Exchange and Divestitures [1] [2]	4%	to	4%
Core Sales Change	-2%	to	-4%

[1]

“Currency Impact” represents the effect of foreign currency on 2019 projected sales and is calculated as the difference between the 2019 reported sales vs 2019 sales when applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).

[2]

Divestitures include the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018, the transition of regional sales to a licensing arrangement for Graco® within the European region entered into during the third quarter of 2018, the removal of specialized writing sales associated with the Bond® brand in anticipation of exiting the business and, consistent with standard retail practice, current and prior period net sales from retail store closures from the decision date to close through their closing dates.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended March 31, 2018
	GAAP Measure		Acquisition	Transaction		Other	Net gain/(loss)	Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	on sale		Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Normalized*	of Sales
Cost of products sold	$1,206.2	$(1.2)	—	—	—	$2.8	—	$1,207.8	66.7%
Gross profit	605.3	1.2	—	—	—	(2.8)	—	603.7	33.3%
Selling, general and administrative expenses	626.3	(29.2)	(33.5)	(5.6)	(1.9)	(27.6)	—	528.5	29.2%
Restructuring costs	5.4	(5.4)	—	—	—	—	—	—
Impairment charges	—	—	—	—	—	—	—	—
Operating income	(26.4)	35.8	33.5	5.6	1.9	24.8	—	75.2	4.2%
Non-operating (income) expenses	114.7	—	—	—	—	(0.2)	0.6	115.1
Income (loss) before income taxes	(141.1)	35.8	33.5	5.6	1.9	25.0	(0.6)	(39.9)
Income taxes [7]	(86.4)	8.6	8.0	1.3	0.4	5.9	(0.1)	(62.3)
Net income (loss) from continuing operations	(54.7)	27.2	25.5	4.3	1.5	19.1	(0.5)	22.4
Income (loss) from discontinued operations, net of tax	108.0	4.9	24.1	—	4.2	0.1	—	141.3
Net income (loss)	$53.3	$32.1	$49.6	$4.3	$5.7	$19.2	$(0.5)	$163.7
Diluted earnings per share**	$0.11	$0.07	$0.10	$0.01	$0.01	$0.04	$—	$0.34

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

During the three months ended March 31, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $42.2 million ($6.4 million of which is reported in discontinued operations), including $7.9 million of restructuring costs ($2.5 million of which is reported in discontinued operations).

[2]	During the three months ended March 31, 2018 the Company incurred acquisition amortization costs of $65.1 million ($31.6 million of which is reported in discontinued operations).
[3]	During the three months ended March 31, 2018, the Company recognized transaction and related costs of $5.6 million.
[4]

During the three months ended March 31, 2018, the Company recognized $7.4 million of costs ($5.5 million of which are reported in discontinued operations) primarily related to costs associated with the planned divestitures of Goody, Waddington, Team Sports, Process Solutions and Commercial and Consumer Solutions businesses.

(5)

During the three months ended March 31, 2018, the Company recorded $2.8 million, net of recoveries, for fire-related losses in the Writing business; $21.6 million of bad debt related to a customer in the Baby business; $6.0 million of costs related to the proxy contest, and $0.3 million of pension settlement costs.

[6]	During the three months ended March 31, 2018, the Company recognized a gain of $0.6 million for working capital adjustment related to the sale of the Tools business.
[7]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended June 30, 2018
	GAAP Measure		Acquisition	Transaction		Other	Net gain/(loss)		Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	on sale			Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Tax items [7]	Normalized*	of Sales
Cost of products sold	$1,426.8	$(1.6)	—	—	—	$2.4	—	—	$1,427.6	64.8%
Gross profit	774.8	1.6	—	—	—	(2.4)	—	—	774.0	35.2%
Selling, general and administrative expenses	613.6	(22.0)	(32.8)	(5.6)	(2.2)	(15.8)	—	—	535.2	24.3%
Restructuring costs	45.7	(45.7)	—	—	—	—	—	—	—
Impairment charges	31.6	—	(31.6)	—	—	—	—	—	—
Operating income	83.9	69.3	64.4	5.6	2.2	13.4	—	—	238.8	10.8%
Non-operating (income) expenses	107.3	—	—	—	—	11.0	—	—	118.3
Income (loss) before income taxes	(23.4)	69.3	64.4	5.6	2.2	2.4	—	—	120.5
Income taxes [7]	53.0	(26.8)	(24.9)	(2.2)	(0.8)	(0.9)	5.6	2.5	5.5
Net income (loss) from continuing operations	(76.4)	96.1	89.3	7.8	3.0	3.3	(5.6)	(2.5)	115.0
Income (loss) from discontinued operations, net of tax	208.1	8.0	458.5	—	19.1	0.2	(411.9)	3.9	285.9
Net income (loss)	$131.7	$104.1	$547.8	$7.8	$22.1	$3.5	$(417.5)	$1.4	$400.9
Diluted earnings per share**	$0.27	$0.21	$1.12	$0.02	$0.05	$0.01	$(0.86)	$0.00	$0.82

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
[1]

During the three months ended June 30, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $76.6 million ($7.3 million of which is reported in discontinued operations), including $48.2 million of restructuring costs ($2.5 million of which is reported in discontinued operations).

[2]

During the three months ended June 30, 2018, the Company incurred acquisition amortization costs of $42.2 million ($9.4 million of which is reported in discontinued operations). During the three months ended June 30, 2018, the Company recognized impairment charges of $485.6 million ($31.6 million, primarily related to Home Fragrance fixed assets impairments, and $454.0 million reported in discontinued operations related to goodwill impairment attributable to the Process Solutions businesses held for sale).

[3]	During the three months ended June 30, 2018, the Company recognized transaction and related costs of $5.6 million.
[4]

During the three months ended June 30, 2018, the Company recognized $19.3 million of costs ($17.1 million of which were reported in discontinued operations) primarily related to costs associated with the planned divestitures of Goody, Waddington, Team Sports, Process Solutions and Commercial and Consumer Solutions businesses.

(5)

During the three months ended June 30, 2018, the Company recorded $2.4 million, net of recoveries, for fire-related losses in the Writing business; $3.9 million of bad debt related to a customer in the Baby business; $10.7 million of costs related to the proxy contest, $1.2 million of consulting for accounting standard adoption, $11.3 million gain on legacy Jarden investment, and $0.3 million of pension settlement costs.

[6]

During the three months ended June 30, 2018, the Company recognized a gain of $597.6 million related to the sale of the Waddington business and a loss of $136.4 million related to the sale of the Rawlings business.

[7]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

Reconciliation of GAAP and Non-GAAP Information

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended September 30, 2018
	GAAP Measure		Acquisition	Transaction		Other	Net gain/(loss)		Non-GAAP Measure
		Integration	amortization	and	Divestiture	non-recurring	on sale			Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Tax items [7]	Normalized*	of Sales
Cost of products sold	$1,460.2	$(0.2)	$—	$—	$—	$4.0	$—	$—	$1,464.0	64.3%
Gross profit	817.0	0.2	—	—	—	(4.0)	—	—	813.2	35.7%
Selling, general and administrative expenses	575.7	(19.5)	(32.6)	(1.7)	(3.9)	(0.6)	—	—	517.4	22.7%
Restructuring costs	11.4	(11.4)	—	—	—	—	—	—	—
Impairment charges	8,133.7	—	(8,133.7)	—	—	—	—	—	—
Operating income (loss)	(7,903.8)	31.1	8,166.3	1.7	3.9	(3.4)	—	—	295.8	13.0%
Non-operating (income) expenses	109.5	—	—	—	—	(0.2)	—	—	109.3
Income (loss) before income taxes	(8,013.3)	31.1	8,166.3	1.7	3.9	(3.2)	—	—	186.5
Income taxes [8]	(1,218.0)	7.0	1,141.1	0.4	0.9	(0.7)	—	—	(69.3)
Net income (loss) from continuing operations	(6,795.3)	24.1	7,025.2	1.3	3.0	(2.5)	—	—	255.8
Income (loss) from discontinued operations, net of tax	(515.7)	3.4	622.8	—	4.2	0.1	(13.9)	27.6	128.5
Net income (loss)	$(7,311.0)	$27.5	$7,648.0	$1.3	$7.2	$(2.4)	$(13.9)	$27.6	$384.3
Diluted earnings per share**	$(15.52)	$0.06	$16.23	$—	$0.02	$(0.01)	$(0.03)	$0.06	$0.81

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 481.7 million shares for the nine months ended September 30, 2018.
Totals may not add due to rounding.
[1]

During the three months ended September 30, 2018, the Company incurred costs primarily associated with the Accelerated Transformation Plan of $36.8 million ($5.7 million of which is reported in discontinued operations), including $14.2 million of restructuring costs ($2.8 million of which is reported in discontinued operations).

[2]

During the three months ended September 30, 2018, the Company incurred acquisition amortization costs of $32.6 million. During the three months ended September 30, 2018, the Company recognized impairment charges of $8.8 billion ($4.5 billion related to goodwill, $4.3 billion to tradenames) of which $628.8 million was reported in discontinued operations primarily related to the Jostens and Gaming businesses held for sale.

[3]	During the three months ended September 30, 2018, the Company recognized transaction and related costs of $1.7 million.
[4]

During the three months ended September 30, 2018, the Company recognized $11.0 million of costs ($7.1 million of which were reported in discontinued operations) primarily related to the divestitures of Goody, Waddington, Team Sports and the planned divestitures of Process Solutions and Commercial and Consumer Solutions businesses.

[5]

During the three months ended September 30, 2018, the Company recorded $4.0 million, net of recoveries, for fire-related losses in the Writing business; $0.6 million of consulting costs for accounting standard adoption, and $0.3 million of pension settlement costs ($0.1 million of which is reported in discontinued operations).

[6]

During the three months ended September 30, 2018, the Company recognized a gain of $20.4 million related to the sale of the Goody business, $5.7 million and $1.4 million net gains primarily due to working capital adjustments related to the sale of the Rawlings and Waddington businesses, respectively.

[7]

During the three months ended September 30, 2018 the Company recognized deferred tax expense related to the difference between the book and tax basis in the Goody, Jostens, Gaming and Fishing businesses divested and held for sale.

[8]

The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

2018 Normalized Results, Adjusted for Normalization Practice Change

CERTAIN LINE ITEMS

(in millions, except per share data)

	Q1 2018 Normalized* As Presented	Adjustments for 2019 Normalization Practice [1]	Q1 2018 Normalized* As Adjusted	Q2 2018 Normalized* As Presented	Adjustments for 2019 Normalization Practice [1]	Q2 2018 Normalized* As Adjusted	Q3 2018 Normalized* As Presented	Adjustments for 2019 Normalization Practice [1]	Q3 2018 Normalized* As Adjusted	Q4 2018 Normalized* As Presented	Adjustments for 2019 Normalization Practice [1]	Q4 2018 Normalized* As Adjusted	FY 2018 Normalized* As Presented	Adjustments for 2019 Normalization Practice [1]	FY 2018 Normalized* As Adjusted
Cost of products sold	$1,207.8	$1.2	$1,209.0	$1,427.6	$1.6	$1,429.2	$1,464.0	$0.2	$1,464.2	$1,528.8	$1.4	$1,530.2	$5,628.2	$4.4	$5,632.6
Gross profit	603.7	(1.2)	602.5	774.0	(1.6)	772.4	813.2	(0.2)	813.0	811.8	(1.4)	810.4	3,002.7	(4.4)	2,998.3
Selling, general and administrative expenses	528.5	29.2	557.7	535.2	23.0	558.2	517.4	20.1	537.5	544.0	19.1	563.1	2,125.1	91.4	2,216.5
Operating income (loss)	75.2	(30.4)	44.8	238.8	(24.6)	214.2	295.8	(20.3)	275.5	267.8	(20.5)	247.3	877.6	(95.8)	781.8
Non-operating (income) expenses	115.1	—	115.1	118.3	—	118.3	109.3	—	109.3	103.0	—	103.0	445.7	—	445.7
Income before income taxes	(39.9)	(30.4)	(70.3)	120.5	(24.6)	95.9	186.5	(20.3)	166.2	164.8	(20.5)	144.3	431.9	(95.8)	336.1
Income taxes (benefit)	(62.3)	(7.6)	(69.9)	5.5	(6.2)	(0.7)	(69.3)	(5.1)	(74.4)	(49.5)	(5.1)	(54.6)	(175.6)	(24.0)	(199.6)
Net income (loss) from continuing operations	22.4	(22.8)	(0.4)	115.0	(18.4)	96.6	255.8	(15.2)	240.6	214.3	(15.4)	198.9	607.5	(71.8)	535.7
Income (loss) from discontinued operations, net of tax	141.3	(3.0)	138.3	285.9	(3.7)	282.2	128.5	(2.3)	126.2	106.8	(0.3)	106.5	662.5	(9.3)	653.2
Net income (loss)	163.7	(25.8)	137.9	400.9	(22.1)	378.8	384.3	(17.5)	366.8	321.1	(15.7)	305.4	1,270.0	(81.1)	1,188.9
Diluted earnings per share**	$0.34	$(0.05)	$0.28	$0.82	$(0.05)	$0.78	$0.81	$(0.04)	$0.77	$0.71	$(0.03)	$0.68	$2.68	$(0.17)	$2.51

*

Normalized results are Non-GAAP financial measures and exclude normalized adjustments. See the respective Reconciliation of GAAP and Non-GAAP Information for each respective quarter for a discussion of each of these adjustments.

**	Totals may not add due to rounding.
[1]

Effective in 2019, the Company will no longer exclude from its normalized earnings the cost of its Transformation Office, consisting of consulting costs and employees fully dedicated to executing the integration of the merger of Newell Rubbermaid and Jarden Corporation, as well as other costs primarily related to the integration and startup of the combined business, in recognition of the progress toward completion of the integration. For comparability purposes, the 2018 normalized results for the quarterly and annual periods presented above were adjusted to illustrate the impact as if the new 2019 Normalization Practice was in effect during 2018.